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                                                                    EXHIBIT 10.4





Amendment to Asset Purchase Agreements by and among Steuart Petroleum Company, SPC Terminals, Inc., Piney Point Industries, Inc., Steuart Investment Company, Support Terminals Operating Partnership, L.P. and Kaneb Pipe Line Operating Partnership L.P.


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[STEUART PETROLEUM COMPANY LETTERHEAD]





                               December 18, 1995



Edward D. Doherty
Chairman
Kaneb Pipe Line Company
2435 N. Central Expressway
Richardson, Texas 75080



              Re:  Amendment



Dear Ed:



         This letter agreement, when countersigned by you as Chairman of Kaneb Pipe Line Company and Support Terminal Services, Inc., the general partners of Kaneb Pipe Line Operating Partnership, L.P. and Support Terminals operating Partnership, L.P. ("Purchaser"), respectively, will amend (i) the Asset Purchase Agreement by and among Steuart Petroleum Company ("SPC" or the "Company"), SPC Terminals Incorporated, Support Terminals Operating Partnership, L.P. and Kaneb Pipe Line Operating Partnership, L.P. (the "SPC Agreement"), (ii) the Purchase Agreement by and among Steuart Investment Company ("SIC"), Support Terminals Operating Partnership, L.P. and Kaneb Pipe Line Operating Partnership, L.P. (the "Cockpit Agreement"), and (iii) the Piney Point Pipeline Asset Purchase Agreement by and among Piney Point Industries, Inc., Support Terminals Operating Partnership, L.P. and Kaneb Pipe Line Operating Partnership, L.P. (the "Piney Point Agreement"), each dated August 27, 1995, and referred to collectively as the "Agreements". In consideration of the execution and delivery of this letter agreement by SPC and SIC, Purchaser hereby withdraws its letter dated December 1, 1995, pursuant to which it terminated the Agreements, and the parties hereto agree that the Agreements, as amended hereby, remain in full force and effect. Terms having an initial capitalized letter used below shall have the meanings respectively set forth in the Agreements unless otherwise defined or unless the context otherwise requires. Except as modified by this letter, the terms and conditions of the Agreements shall be as set forth therein. Wherever in any Closing documents, reference is made to any of the Agreements, such references shall include and refer to the Agreements as amended by this Amendment.



         1. Purchase Price. The Aggregate Purchase Price shall be Sixty-Eight Million Dollars ($68,000,000), all cash paid at Closing. The Aggregate Purchase Price shall be allocated among


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Edward D. Doherty, Chairman
December 18, 1995
Page 2



the Agreements as follows: $62,300,000 to the SPC Agreement, $1,700,000 to the Cockpit Agreement and $4,000,000 to the Piney Point Agreement. Schedules 2.4 and 2.5 to the SPC Agreement are hereby amended in their entirety as set forth on Schedule 2.4 and 2.5 to this letter agreement.



         2.      Environmental Matters.



         (a) Purchaser waives any pre-closing Purchase Price adjustment to which it may have been entitled as a result of the matters described in the October 13, 1995 Think Tank Report and Purchaser's November 1, 1995 letter.



         (b) The certificate tendered by the Company to Purchaser at Closing pursuant to Section 5.2 shall be deemed to include, as a disclosure by the Company, all of the matters set forth in the October 13, 1995 Think Tank Report and Purchaser's November 1, 1995 letter, and no Purchase Price adjustment shall be available with respect to same.



         (c)     Sections 11.7.1.1(i) and (ii) are amended to read as follows:



                 (i) amounts required to complete Remedial Work relating to matters disclosed on Schedule 7.16 of each Agreement or in the October 13, 1995 Think Tank Report or Purchaser's November 1, 1995 letter shall be paid by Purchaser up to a maximum of $2,290,000;



                 (ii) the first $2,500,000 of such Aggregate Net Remedial Costs that are not covered by clause (i) above shall be paid, as incurred pari passu, eighty percent (80%) by SPC and twenty percent (20%) by Purchaser;



         3. Jacksonville Terminal Agreement. Section 4 of the Jacksonville Terminal Agreement, contained in Section 5.7 of the Schedules and Exhibits to the SPC Agreement, is amended by replacing "five (5) years" with "two (2) years".



         4. Escrow Fund. Purchaser agrees that an Escrow Fund shall not be required and no portion of the Aggregate Purchase Price shall be paid as described in Section 2.3.1 of the SPC Agreement. To that end, the Agreements are hereby amended to delete any references to an Escrow Agent, Escrow Account, Escrow Fund or Escrow Agreement. Sections 11.4 and 11.5 of the SPC Agreement are hereby deleted in their entirety and replaced by Exhibit A-1 attached to this letter agreement. Sections 11.4 and 11.5 of the Cockpit Agreement are hereby deleted in their entirety and


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Edward D. Doherty, Chairman
December 18, 1995
Page 3



replaced by Exhibit A-2 attached to this letter agreement, and Sections 11.4(a) and 11.5 of the Piney Point agreement are hereby deleted in their entirety and replaced by Exhibit A-3 attached to this letter agreement.



         5. Section 3.11. Schedule 3.11 to the SPC Agreement forecasts capital expenditures during 1995 of $3.230 million. SPC has informed Purchaser that the actual expenditures will be less than that amount, and Purchaser has agreed to waive any shortfall up to $250,000.



         6. Aectra. Prior to the Closing Date, SPC intends to enter into a Second Amendment and Third Addendum with Aectra Refining and Marketing, Inc. substantially in the form of Exhibit B attached to this letter agreement. Purchaser consents to the execution of such Second Amendment and Third Addendum.



         7. Termination. Subsections (d) and (e) of Section 10.1 are deleted, and subsection (b) is modified by substituting "January 31" for "January 1". Neither party, as of the date of this letter agreement, knows of any right that it has to terminate the Agreements other than item (iii) in the definition of "Real Property Matter" in the SPC Agreement.



         8. Closing Date. Subject to the satisfaction of the required conditions to Closing as modified by this letter agreement, the closing for the transactions contemplated under the Agreements (the "Closing") shall occur at 10:00 a.m. EST on any day between December 18 or 19, 1995 or on any day between December 26, 1995 and December 29, 1995 (the "Closing Date") at the offices of Ginsburg, Feldman & Bress, 1250 Connecticut Avenue, Washington, D.C., or such other date, time and place as the parties shall agree. The first sentence of
Section 9.1.A in each Agreement is hereby deleted. Purchaser accepts that time is of the essence, and that part of the consideration for SPC in accepting a reduced Aggregate Purchase Price is the expectation of a prompt Closing. Each of the parties agrees in good faith to use all reasonable commercial efforts to close within the dates indicated, and the parties will agree on the exact date as soon as practicable.



         9. Consents and Approvals. With respect to the conditions precedent to Closing set forth in Section 5.6, Purchaser hereby waives certain matters as follows, and the Company, PPI and Purchaser hereby agree as follows:



         (a)      Farragut Street/Colonial Pipeline, Inc. ("Colonial"):
Purchaser accepts the November 14, 1995 letter from Colonial (previously delivered to Purchaser) as Colonial's agreement to keep its spur line to the Farragut Street Terminal in operation.


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Edward D. Doherty, Chairman
December 18, 1995
Page 4



SPC is not required to provide Purchaser with any further assurances with respect to the continuation of the operation of the Colonial spur line at the Farragut Street Terminal.



         (b) Cockpit Point/Sun Oil ("Sun"): Purchaser waives the requirement to obtain Sun's consent to SPC's assignment of the three (3) agreements with Sun, if such consent was required by the terms of the agreement, and agrees to assume, at Closing, SPC's obligations under said Sun agreements. Purchaser acknowledges that a dispute exists between SPC and Sun concerning SPC's continued use of the dock owned and operated by Sun under the existing arrangements. Among other provisions, Sun is seeking to establish a dock fee of $.10/bb with a $10,000 annual minimum. The Company will cease any further negotiation with Sun on this issue, and Purchaser will undertake same on and after Closing. SPC and its Affiliates shall cooperate with and assist Purchaser in obtaining a reasonably acceptable agreement with Sun regarding continued use of the dock, provided any reasonable out-of-pocket expenses incurred by SPC shall be reimbursed by Purchaser.



         (c) The National Park Service ("NPS"): Purchaser waives the requirement that SPC or PPI, as the case may be, obtain permits or consents from the NPS to allow SPC, PPI or Purchaser to operate the facilities located on property owned or controlled by the NPS affecting the M Street Terminal (including the Benning Pipeline) or the PPI Pipeline. Purchaser assumes responsibility for obtaining such permits, consents or any other authorizations required from NPS to operate the M Street Terminal and the PPI Pipeline. From and after the Closing Date Purchaser shall assume all liability arising from and after the Closing Date from the failure to have such permits, consents or authorizations. SPC, PPI and their Affiliates shall cooperate with and assist Purchaser in obtaining the NPS permits or consents, provided any reasonable out-of-pocket expenses incurred by SPC or PPI shall be reimbursed by Purchaser.



         (d) The PPI Tariff: Purchaser waives the requirement that Purchaser obtain a tariff and related operating agreement for the PPI Pipeline with a tariff rate of at least $.95 per Bbl.



         (e) Florida Power & Light ("FP&L"): Purchaser acknowledges that FP&L has agreed to exercise its one year renewal option on the same terms and conditions set forth in its existing agreement with SPC. A copy of FP&L's letter dated November 27, 1995 exercising its option is attached as Exhibit C.



         (f) Florida Submerged Land Issues: Purchaser agrees to assume responsibility for the completion of all matters related to the Florida submerged lands disclosed in the letter,


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Edward D. Doherty, Chairman
December 18, 1995
Page 5



previously delivered to you, dated October 12, 1995 from Dan Richardson of LeBoeuf, Lamb, Greene & MacRae, L.L.P. (including the payment of any fees or expenses (including attorneys' fees) incurred on or after the Closing Date by Purchaser for the resolution of such matters). If as a result of Purchaser obtaining leases for a portion of the Phillips Dock and for submerged land where the tankers berth rent is required by the State of Florida for any period before the Closing Date, SPC agrees to pay such retroactive rent, provided that Purchaser has consulted with SPC in negotiating said matter and provided SPC with the opportunity to be present at the negotiations.



         (g)     Other Consents:



                 (i) Purchaser waives the requirement to obtain consents from Mr. and Mrs. James C. Greenwell, Stephen and Cindy Gass and Mary G. Norris, collectively known as the Greenwells, to the assignment of the relevant Right of Way Agreements affecting the PEPCO Pipeline.



                 (ii) Purchaser waives the requirements to obtain the consent to the assignment of the Material Contracts and Right-of-Way Agreements set forth in Exhibit D hereto, and shall assume such Material Contracts and Right-of-Way Agreements as set forth in Section 2.2 of the Agreements.



         10. Additional Unaudited Financial Information. Section 5.8 of the SPC Agreement is hereby amended by adding after the words "prior to the signing of this Agreement" the first time they appear therein the following:
"or after the signing of this Agreement and prior to December 5, 1995, in accordance with Section 4.1." Section 5.8 of the Piney Point Agreement is hereby amended by adding after the words "prior to the signing of this Agreement" the following: "or disclosed in the financial statements delivered to Purchaser after the signing of this Agreement and prior to December 5, 1995, in accordance with Section 4.1."


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Edward D. Doherty, Chairman
December 18, 1995
Page 6



         11.     Net Worth Covenant.



         Section 11.9 of the SPC Agreement is hereby amended by replacing "$20,000,000" with "$12,000,000".



         12.     Employees.



         SPC will lease to Purchaser for the period from Closing through December 31, 1995 (the "Interim Period") those of the employees presently utilized in the operation of the Business as are requested by Purchaser. Purchaser will reimburse SPC at cost for the salary, employee benefits (excluding severance related items), and payroll taxes paid by SPC to or on account of such leased employees for the Interim Period at rates and in amounts comparable to those now being paid by SPC for or on account of such items. Purchaser shall be responsible for and shall indemnify and hold SPC harmless from and against all Liabilities related to or arising out of (i) injuries to such leased employees during the Interim Period and (ii) claims by such leased employees related to or arising out of acts or omissions of Purchaser during the Interim Period.



                                       Sincerely,



                                       STEUART PETROLEUM COMPANY



                                 By:   /s/ LEONARD P. STEUART II
                                       -----------------------------------
                                       Leonard P. Steuart II,
                                       Chairman of the Board



                                       PINEY POINT INDUSTRIES, INC.



                                 By:   /s/ LEONARD P. STEUART II
                                       -----------------------------------
                                       Leonard P. Steuart II,
                                       President



                                       STEUART INVESTMENT COMPANY


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Edward D. Doherty, Chairman
December 18, 1995
Page 7



                                 By:   /s/ GUY T. STEUART, II
                                       -----------------------------------
                                       Guy T. Steuart, II,
                                       President



                                       SPC TERMINALS INCORPORATED



                                 By:   /s/ L. P. Steuart
                                       -----------------------------------



Acknowledged and Agreed to:



Support Terminal Operating Partnership, L.P.
         By: Support Terminal Services, Inc., its general partner



                By:  /s/ EDWARD D. DOHERTY
                     --------------------------------
                     Edward D. Doherty, Chairman



Kaneb Operation Partnership, L.P.
         By: Kaneb Pipe Line Company, its general partner



                By:  /s/ EDWARD D. DOHERTY
                     --------------------------------
                     Edward D. Doherty, Chairman